                                                                    EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                   (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    Three Months Ended      Nine Months Ended
                                                       September 30,          September 30,
                                                    ------------------     ------------------
                                                      1996      1995         1996      1995
                                                    -------    -------     -------    -------
Weighted average shares outstanding:
    Common stock                                     13,909     13,366      13,754     13,246
    Common stock equivalents                          1,319      1,375       1,323      1,315
                                                    -------    -------     -------    -------
Weighted average common shares and equivalents       15,228     14,741      15,077     14,561
                                                    -------    -------     -------    -------
                                                    -------    -------     -------    -------
Net income                                          $ 3,163    $ 2,474     $ 8,544    $ 6,497
                                                    -------    -------     -------    -------
                                                    -------    -------     -------    -------
Net income per share (1)                            $  0.21    $  0.17     $  0.57    $  0.45
                                                    -------    -------     -------    -------
                                                    -------    -------     -------    -------

----------------------

(1) There is no difference between primary and fully diluted net income per share.


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